Exhibit 99.1
Reynolds Consumer Products Reports
Second Quarter 2024 Financial Results
Second Quarter Net Revenues of $930M, Retail Revenue Growth of 1% Ahead of Expectations

Second Quarter Net Income and Adjusted EBITDA Increased 47% and 15%

Full Year Net Revenue, Adjusted EBITDA and Net Income Guide Raised
Net Debt Leverage1 Reduced to 2.4x at Quarter End with Strong Cash Flow; $50M Debt Prepayment Made After Quarter End
LAKE FOREST, IL, August 7, 2024 – (BUSINESSWIRE) – Reynolds Consumer Products Inc. (the “Company” or “RCP”) (Nasdaq: REYN) today reported financial results for the second quarter ended June 30, 2024.
Second Quarter 2024 Highlights
•Net Revenues of $930 million vs. $940 million in Q2 2023
◦Retail Net Revenues increased 1% to $892 million, exceeding Company expectations
◦Non-retail Net Revenues, which consist of sales to food service customers, classified as related party net revenues, and industrial customers, decreased $16 million to $39 million
•Net Income and Adjusted Net Income of $97 million vs. $66 million in Q2 2023
•Adjusted EBITDA of $172 million vs. $150 million in Q2 2023
•Earnings Per Share and Adjusted Earnings Per Share of $0.46 vs. $0.32 in Q2 2023
•Operating Cash Flow of $183 million in first six months of 2024

Retail volume outperformed Company expectations and was unchanged versus the second quarter of 2023 including a headwind of over 1% from product portfolio optimization. The Company continued to outperform its categories with several categories performing better than expected, resulting in improved performance versus the first quarter.

Net Income increased $31 million and Adjusted EBITDA increased $22 million driven by manufacturing volume output and lower operational costs, partially offset by higher personnel costs and increased investment in advertising. Net Income benefited from these same factors as well as lower interest and income tax expense.

The Company further reduced Net Debt to Trailing Twelve Months Adjusted EBITDA1 from 2.7x on December 31, 2023 to 2.4x on June 30, 2024.

“Strong retail revenue performance in each of our business units resulted in RCP outperforming our categories during the quarter,” said Lance Mitchell, CEO and President of Reynolds Consumer Products. “As a result, we delivered another quarter of strong financial results demonstrating our marketplace leadership as well as our effectiveness in driving operational excellence. We are commercializing and expanding our strong innovation pipeline, unlocking Reyvolution programs to reduce operational costs and investing in strategic opportunities to drive long term growth.”

1Net Debt is defined as current portion of long-term debt plus long-term debt less cash and cash equivalents. Net Debt Leverage is defined as Net Debt divided by Trailing Twelve Months Adjusted EBITDA. See “Use of Non-GAAP Financial Measures” for additional information.

Reynolds Cooking & Baking
•Net revenues decreased $17 million to $304 million driven by non-retail revenues, which consist of sales to food service customers, classified as related party net revenues, and industrial customers
•Adjusted EBITDA increased $16 million to $56 million

Adjusted EBITDA increased $16 million driven by increased production and lower operational costs.
Volume decreased 5% and was driven by an expected 5-point impact from low margin non-retail sales. Retail volume was unchanged and reflected additional share gains in household foil and continued growth in parchment paper, particularly behind Reynolds Kitchens® Stay Flat Parchment with SmartGrid® and Reynolds Kitchens® Air Fryer liners.

The Company launched a new grilling campaign consisting of multi-product advertising and digital executions which are performing well versus expectations. As part of that campaign, Reynolds Wrap® has partnered with ButcherBox, the leading direct-to-consumer meat brand, to create limited edition BBQterie kits to participate in the charcuterie trend popular with younger consumers.
Hefty Waste & Storage
•Net revenues increased $9 million to $238 million
•Adjusted EBITDA increased $7 million to $69 million
Adjusted EBITDA increased $7 million driven by lower operational costs and higher revenue, partially offset by increased investments in advertising.
Volume increased 2%, consistent with category trends which were better than expected.
Hefty Waste Bags had a successful second quarter expanding Hefty® Ultra Strong with Coastal Plastic and Fabuloso Citrus & Fruits and launching additional innovation including new Hefty® Compostable Press-To-Close Food Bags.

The Company continues to shift to a broader sustainable portfolio by expanding Hefty® Waste Bags with Post Consumer Recycled Materials and shipping slider bags made without PFAS. In addition, the Hefty® ReNew™ Program continued to expand, launching in Columbus, Dayton and Tucson during the second quarter.

Hefty Tableware
•Net revenues decreased $6 million to $245 million
•Adjusted EBITDA decreased $6 million to $39 million
Adjusted EBITDA performed in line with Company expectations, reflecting the implementation of price pack architecture initiatives and increased advertising and promotional investments.
Volume performance improved to down 1% in the quarter from down 6% in the first quarter and down 8% in the second half of 2023, in each case as compared to the same prior year period.
The Hefty Tableware portfolio outperformed its categories driven by multiple products including party cups and plates. Hefty® ZooPals® also continued to perform well, gaining additional retail distribution.

Presto Products
•Net revenues increased $5 million to $150 million
•Adjusted EBITDA increased $9 million to $37 million

Adjusted EBITDA increased $9 million to a second quarter record $37 million driven by volume growth and lower operational costs.

Volume increased 2% driven by continued growth in the food bag category.

Product innovations including 25% plant-based compostable press to close food bags, bio-based sandwich bags made with 20% plant & ocean materials and half gallon storage and freezer bags contributed to strong retail performance. Presto plans a record number of product launches in 2024.

Year to Date 2024 Highlights
• Net Revenues of $1,764 million vs. $1,814 million in the comparable prior year period
◦Retail Net Revenues decreased 1%, exceeding Company expectations
◦Non-retail Net Revenues decreased to $77 million
• Net Income and Adjusted Net Income of $145 million vs. $83 million in the comparable prior year period
• Adjusted EBITDA of $294 million vs. $232 million in the comparable prior year period
• Earnings Per Share and Adjusted Earnings Per Share of $0.69 vs. $0.40 in the comparable prior year period

Retail volume outperformed Company expectations, decreasing 1% and included a headwind of over 1% from product portfolio optimization. The Company continued to lead its categories with several performing better than expected year to date.

Net Income and Adjusted EBITDA each increased $62 million driven by manufacturing volume output and lower operational costs, partially offset by higher personnel costs and increased investment in advertising. Net Income increased by the same amount as Adjusted EBITDA as lower interest expense was offset by higher income tax expense.

Balance Sheet and Cash Flow Highlights
Cash and cash equivalents were $101 million at June 30, 2024, and debt was $1,784 million resulting in Net Debt of $1,683 million, $34 million lower than at December 31, 2023. The Company further reduced Net Debt to Trailing Twelve Months Adjusted EBITDA1 from 2.7x on December 31, 2023 to 2.4x on June 30, 2024.
Operating cash flow of $183 million in the six months ended June 30, 2024 was driven by strong profitability and disciplined working capital management.
Subsequent to quarter end, the Company made a voluntary principal payment of $50 million on its term loan facility.
Fiscal Year and Third Quarter Outlook
The Company updates its earnings outlook for the full year as follows:

	Prior Full Year 2024 Outlook	Current Full Year 2024 Outlook
Net Revenues	$3,530 to $3,640 million	$3,590 to $3,670 million
Net Income and Adj Net Income	$341 to $357 million	$346 to $358 million
Adjusted EBITDA	$660 to $680 million	$670 to $685 million
Earnings Per Share and Adj Earnings Per Share	$1.62 to $1.70	$1.65 to $1.71
Net Debt at December 31, 2024	$1.5 to $1.6 billion	$1.5 to $1.6 billion

The Company guides full-year 2024 Net Revenues to be approximately $3,590 million to $3,670 million versus prior year Net Revenues of $3,756 million consisting of the following assumptions:
1% reduction from pricing
1% reduction to 1% increase from retail volume, at or better than category forecasts
2.5% reduction from lower non-retail volume and optimization of the retail product portfolio

The following table sets forth the estimated impact of these factors on our prior 2024 outlook and our current 2024 outlook, as well as the difference in estimated impact between those outlooks.

Net Revenue Full-Year 2024 Guide
	Prior 2024 Outlook			Current 2024 Outlook			Difference between Prior & Current 2024 Outlook
	Low	Mid	High	Low	Mid	High	Low	Mid	High
Pricing	(1.0)%	(1.0)%	(1.0)%	(1.0)%	(1.0)%	(1.0)%	—%	—%	—%
Retail Volume	(2.0)%	(0.5)%	1.0%	(1.0)%	—%	1.0%	1.0%	0.5%	—%
Non-Retail Volume & Product Portfolio Optimization	(3.0)%	(3.0)%	(3.0)%	(2.5)%	(2.5)%	(2.5)%	0.5%	0.5%	0.5%
Commodity rates are expected to remain more stable than in recent years.
The Company forecasts Adjusted EBITDA growth driven by retail volume at or above category forecasts, improvements in product mix, the Reynolds Cooking & Baking business’s recovery of historical earnings and delivery of additional Reyvolution cost savings.
Net income growth is forecasted to be driven by the same factors driving Adjusted EBITDA, in addition to an approximately $20 million expected reduction in interest expense compared to 2023 net interest expense of $119 million.
The Company continues to expect the relative contribution of each quarter’s Adjusted EBITDA to the full year’s Adjusted EBITDA returning to historical averages.
The Company introduces its third quarter 2024 outlook as follows:

Q3 2024 Outlook
Net Revenues	$885 to $915 million
Net Income and Adj Net Income	$82 to $90 million
Adjusted EBITDA	$165 to $175 million
Earnings Per Share and Adjusted Earnings Per Share	$0.39 to $0.43
The Company guides third quarter 2024 Net Revenues to be approximately $885 million to $915 million versus prior year Net Revenues of $935 million consisting of the following assumptions:
1% reduction from pricing
2.5% reduction to 0.5% increase from retail volume, including the reversal of a benefit from estimated retailer order timing moving from the third quarter into the second quarter
2% reduction from lower non-retail volume and optimization of the retail product portfolio
“RCP is performing well against the commercial and financial objectives established at the start of the year and we are increasing our guide as a result,” said Scott Huckins, Chief Financial Officer. “We are operating with discipline in a dynamic consumer environment and plan to continue driving our categories while expanding margins, driving cash flow and increasing financial flexibility.”

Quarterly Dividend
The Company’s Board of Directors has approved a quarterly dividend of $0.23 per common share. The Company expects to pay this dividend on August 30, 2024, to shareholders of record as of August 16, 2024.

Earnings Webcast

The Company will host a live webcast this morning at 7:00 a.m. CT (8:00 a.m. ET). A link to the webcast and all related earnings materials will be available on the Company’s Investor Relations website at https://investors.reynoldsconsumerproducts.com.
About Reynolds Consumer Products Inc.
Reynolds Consumer Products is a leading provider of household products that simplify daily life so consumers can enjoy what matters most. With a presence in 95% of households across the United States, Reynolds Consumer Products manufactures and sells products that people use in their homes for cooking, serving, cleanup and storage. Iconic brands include Reynolds Wrap® aluminum foil and Hefty® trash bags and disposable tableware, as well as dedicated store brands which are strategically important to retail customers. Overall, Reynolds Consumer Products holds the No. 1 or No. 2 U.S. market share position in the majority of product categories it serves. For more information, visit https://investors.reynoldsconsumerproducts.com.
Forward Looking Statements
This press release contains statements reflecting our views about our future performance that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including our third quarter and fiscal year 2024 guidance. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “intends,” “outlook,” “forecast”, “position”, “committed,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “model”, “assumes,” “confident,” “look forward,” “potential” “on track”, or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth and recovery of profitability, management of costs and other disruptions and other strategies, and anticipated trends in our business, including expected levels of commodity costs and volume. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q.
For additional information on these and other factors that could cause our actual results to materially differ from those set forth herein, please see our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent filings. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

REYN-F

Investor Contact
Mark Swartzberg
Mark.Swartzberg@reynoldsbrands.com
(847) 482-4081

Reynolds Consumer Products Inc.
Consolidated Statements of Income
(amounts in millions, except for per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Net revenues	$914	$922	$1,726	$1,774
Related party net revenues	16	18	38	40
Total net revenues	930	940	1,764	1,814
Cost of sales	(674)	(712)	(1,306)	(1,430)
Gross profit	256	228	458	384
Selling, general and administrative expenses	(116)	(107)	(227)	(212)
Other income (expense), net	—	(1)	—	(1)
Income from operations	140	120	231	171
Interest expense, net	(25)	(31)	(51)	(60)
Income before income taxes	115	89	180	111
Income tax expense	(18)	(23)	(35)	(28)
Net income	$97	$66	$145	$83

Earnings per share:
Basic	$0.46	$0.32	$0.69	$0.40
Diluted	$0.46	$0.32	$0.69	$0.40

Weighted average shares outstanding:
Basic	210.1	210.0	210.1	210.0
Diluted	210.2	210.0	210.2	210.0

Reynolds Consumer Products Inc.
Consolidated Balance Sheets
(amounts in millions, except for per share data)

	(Unaudited)
	As of June 30, 2024	As of December 31, 2023
Assets
Cash and cash equivalents	$101	$115
Accounts receivable (net of allowance for doubtful accounts of $1 and $1)	371	347
Other receivables	5	7
Related party receivables	7	7
Inventories	584	524
Other current assets	45	41
Total current assets	1,113	1,041
Property, plant and equipment (net of accumulated depreciation of $938 and $897)	729	732
Operating lease right-of-use assets, net	79	56
Goodwill	1,895	1,895
Intangible assets, net	987	1,001
Other assets	62	55
Total assets	$4,865	$4,780
Liabilities
Accounts payable	$310	$219
Related party payables	29	34
Current operating lease liabilities	19	16
Income taxes payable	1	22
Accrued and other current liabilities	164	187
Total current liabilities	523	478
Long-term debt	1,784	1,832
Long-term operating lease liabilities	63	42
Deferred income taxes	359	357
Long-term postretirement benefit obligation	16	16
Other liabilities	80	72
Total liabilities	$2,825	$2,797
Stockholders’ equity
Common stock, $0.001 par value; 2,000 shares authorized; 210.1 shares issued and outstanding	—	—
Additional paid-in capital	1,404	1,396
Accumulated other comprehensive income	51	50
Retained earnings	585	537
Total stockholders’ equity	2,040	1,983
Total liabilities and stockholders’ equity	$4,865	$4,780

Reynolds Consumer Products Inc.
Consolidated Statements of Cash Flows
(amounts in millions)

	Six Months Ended June 30,
	2024	2023
Cash provided by operating activities
Net income	$145	$83
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	63	61
Deferred income taxes	—	2
Stock compensation expense	9	6
Change in assets and liabilities:
Accounts receivable, net	(23)	(38)
Other receivables	2	11
Related party receivables	—	—
Inventories	(60)	108
Accounts payable	92	(15)
Related party payables	(5)	(12)
Income taxes payable / receivable	(22)	(11)
Accrued and other current liabilities	(21)	19
Other assets and liabilities	3	(7)
Net cash provided by operating activities	183	207
Cash used in investing activities
Acquisition of property, plant and equipment	(48)	(51)
Net cash used in investing activities	(48)	(51)
Cash used in financing activities
Repayment of long-term debt	(50)	(12)
Dividends paid	(96)	(96)
Other financing activities	(3)	(3)
Net cash used in financing activities	(149)	(111)
Net (decrease) increase in cash and cash equivalents	(14)	45
Cash and cash equivalents at beginning of period	115	38
Cash and cash equivalents at end of period	$101	$83

Cash paid:
Interest - long-term debt, net of interest rate swaps	51	58
Income taxes	56	36

Reynolds Consumer Products Inc.
Segment Results
(amounts in millions)

	Reynolds Cooking & Baking	Hefty Waste & Storage	Hefty Tableware	Presto Products	Unallocated(1)	Total
Revenues
Three Months Ended June 30, 2024	$304	$238	$245	$150	$(7)	$930
Three Months Ended June 30, 2023	321	229	251	145	(6)	940
Six Months Ended June 30, 2024	568	468	450	293	(15)	1,764
Six Months Ended June 30, 2023	604	463	475	288	(16)	1,814
Adjusted EBITDA
Three Months Ended June 30, 2024	$56	$69	$39	$37	$(29)	$172
Three Months Ended June 30, 2023	40	62	45	28	(25)	150
Six Months Ended June 30, 2024	89	134	70	66	(65)	294
Six Months Ended June 30, 2023	43	117	76	47	(51)	232
(1)The unallocated net revenues include elimination of inter-segment revenues and other revenue adjustments. The unallocated Adjusted EBITDA represents the combination of corporate expenses which are not allocated to our segments and other unallocated revenue adjustments.

Components of Change in Net Revenues for the Three Months Ended June 30, 2024 vs. the Three Months Ended June 30, 2023

	Price	Volume/Mix		Total
		Retail	Non-Retail
Reynolds Cooking & Baking	—%	—%	(5)%	(5)%
Hefty Waste & Storage	2%	2%	—%	4%
Hefty Tableware	(1)%	(1)%	—%	(2)%
Presto Products	1%	2%	—%	3%
Total RCP	—%	—%	(1)%	(1)%
Components of Change in Net Revenues for the Six Months Ended June 30, 2024 vs. the Six Months Ended June 30, 2023

	Price	Volume/Mix		Total
		Retail	Non-Retail
Reynolds Cooking & Baking	—%	(1)%	(5)%	(6)%
Hefty Waste & Storage	1%	—%	—%	1%
Hefty Tableware	(2)%	(3)%	—%	(5)%
Presto Products	1%	1%	—%	2%
Total RCP	—%	(1)%	(2)%	(3)%

Use of Non-GAAP Financial Measures
We use non-GAAP financial measures “Adjusted EBITDA,” “Adjusted Net Income,” “Adjusted Earnings Per Share,” “Net Debt” and “Net Debt to Trailing Twelve Months Adjusted EBITDA,” in evaluating our past results and future prospects. We define Adjusted EBITDA as net income calculated in accordance with GAAP, plus the sum of income tax expense, net interest expense, depreciation and amortization and further adjusted to exclude certain non-recurring items, if applicable. We define Adjusted Net Income and Adjusted Earnings Per Share (“Adjusted EPS”) as Net Income and Earnings Per Share (“EPS”) calculated in accordance with GAAP, plus the sum of certain non-recurring items, if applicable. We define Net Debt as the current portion of long-term debt plus long-term debt less cash and cash equivalents. We define Net Debt to Trailing Twelve Months Adjusted EBITDA as Net Debt (as defined above) as of the end of the period to Adjusted EBITDA (as defined above) for the period.
We present Adjusted EBITDA because it is a key measure used by our management team to evaluate our operating performance, generate future operating plans and make strategic decisions. In addition, our chief operating decision maker uses Adjusted EBITDA of each reportable segment to evaluate the operating performance of such segments. We use Adjusted Net Income and Adjusted Earnings Per Share as supplemental measures to evaluate our business’ performance in a way that also considers our ability to generate profit without the impact of certain items. We use Net Debt as we believe it is a more representative measure of our liquidity. We use Net Debt to Trailing Twelve Months Adjusted EBITDA because it reflects our ability to service our debt obligations. Accordingly, we believe presenting these measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors.
Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP financial measures presented by other companies.
Guidance for fiscal year and third quarter 2024, where adjusted, is provided on a non-GAAP basis. The Company cannot reconcile its expected Net Debt at December 31, 2024 to expected total debt without reasonable effort because certain items that impact total debt and other reconciling measures are out of the Company’s control and/or cannot be reasonably predicted at this time, to which unavailable information could have a significant impact on the Company’s GAAP financial results.
Please see reconciliations of Non-GAAP measures used in this release (with the exception of our December 31, 2024 Net Debt outlook, as described above) to the most directly comparable GAAP measures, beginning on the following page.

Reynolds Consumer Products Inc.
Reconciliation of Net Income to Adjusted EBITDA
(amounts in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(in millions)		(in millions)
Net income – GAAP	$97	$66	$145	$83
Income tax expense	18	23	35	28
Interest expense, net	25	31	51	60
Depreciation and amortization	32	30	63	61
Adjusted EBITDA (Non-GAAP)	$172	$150	$294	$232
Reynolds Consumer Products Inc.
Reconciliation of Trailing Twelve Months Net Income to Trailing Twelve Months Adjusted EBITDA
(amounts in millions)

	Twelve Months Ended June 30, 2024	Twelve Months Ended December 31, 2023
Net income – GAAP	$360	$298
Income tax expense	102	95
Interest expense, net	110	119
Depreciation and amortization	126	124
Adjusted EBITDA (Non-GAAP)	$698	$636

Reynolds Consumer Products Inc.
Reconciliation of Total Debt to Net Debt and Calculation of Net Debt to Trailing Twelve Months Adjusted EBITDA
(amounts in millions, except for Net Debt to Trailing Twelve Months Adjusted EBITDA)

As of June 30, 2024
Current portion of long-term debt	$—
Long-term debt	1,784
Total debt	1,784
Cash and cash equivalents	(101)
Net debt (Non-GAAP)	$1,683
For the twelve months ended June 30, 2024
Adjusted EBITDA (Non-GAAP)	$698

Net Debt to Trailing Twelve Months Adjusted EBITDA	2.4x

As of December 31, 2023
Current portion of long-term debt	$—
Long-term debt	1,832
Total debt	1,832
Cash and cash equivalents	(115)
Net debt (Non-GAAP)	$1,717
For the twelve months ended December 31, 2023
Adjusted EBITDA (Non-GAAP)	$636

Net Debt to Trailing Twelve Months Adjusted EBITDA	2.7x
Reynolds Consumer Products Inc.
Reconciliation of Q3 2024 and FY2024 Net Income Guidance to Adjusted EBITDA Guidance
(amounts in millions)

	Three Months Ended September 30, 2024		Year Ended December 31, 2024
	Low	High	Low	High
Net income (GAAP)	$82	$90	$346	$358
Income tax expense	27	29	99	102
Interest expense, net	25	25	100	100
Depreciation and amortization	31	31	125	125
Adjusted EBITDA	$165	$175	$670	$685